Exhibit 5
Sealed Air Corporation
2415 Cascade Pointe Boulevard
Charlotte, North Carolina 28208
Telephone: (980)-221-3235
August 6, 2018
Sealed Air Corporation
2415 Cascade Pointe Boulevard
Charlotte, North Carolina 28208
Ladies and Gentlemen:
I am the Vice President, Acting General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the “Corporation”), and as such have represented the Corporation in connection with a Registration Statement on Form S-8 (the “Registration Statement”) providing for the registration under the Securities Act of 1933, as amended, of 2,199,114 shares (the “Shares”) of the Corporation’s Common Stock, par value $0.10 per share (the “Common Stock”) which may be issued by the Corporation pursuant to the 2014 Omnibus Incentive Plan (as amended and restated effective May 17, 2018) (the “2014 Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.
I have confirmed that the authorization of the Shares for issuance under the 2014 Plan was approved by the board of directors of the Corporation (the “Board of Directors”) on February 14, 2018, subject to the approval of the amendment and restatement of the 2014 Omnibus Incentive Plan by the stockholders of the Corporation (the “Stockholders”) at the 2018 annual meeting, which approval was obtained on May 17, 2018. The Board of Directors approved registration of the Shares and the preparation and filing of the Registration Statement on February 14, 2018.
As counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the 2014 Plan; the resolutions adopted by the Board of Directors on February 14, 2018, approving and adopting the amendment and restatement of the 2014 Omnibus Incentive Plan and authorizing the reservation for issuance of the Shares under the 2014 Plan, the listing of the Shares on the New York Stock Exchange, Inc., the registration of the Shares and the preparation and filing of the Registration Statement; and a resolution adopted by the Stockholders at the 2018 annual meeting approving the amendment and restatement of the 2014 Omnibus Incentive Plan. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have deemed necessary in order to enable me to render this opinion.
As to factual matters, I have relied on originals or copies authenticated to my satisfaction of the documents referred to above and such other documents as I have considered necessary to form a basis for rendering this opinion.
Based on the foregoing, I am of the opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the 2014 Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to me in Item 5 of the Registration Statement.

Very truly yours,

/s/ Thomas C. Lagaly
Thomas C. Lagaly Vice President, Acting General Counsel and Secretary